SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
November 29 , 2006

General Environmental Management, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State of Other Jurisdiction of Incorporation)

33-55254-38	87-0485313
(Commission File Number)	(IRS Employer Identification No.)

3191 Temple Avenue, Suite 250 Pomona, California 91768
(Address of Principal Executive Offices) (Zip Code)

(909) 444-9500
(Registrant's Telephone Number, Including Zip Code)

   (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under theExchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communication pursuant to Rule 13e-4(c) under the

Item 1.01 Termination of a Material Definitive Agreement

a. On August 10, 2006, we entered into a series of agreements (“Agreements”) with Laurus Master Fund, Ltd. ("Laurus") whereby we agreed to issue to Laurus (i) a secured three (3) year term note ("Note") in the face amount of $25 million; and (ii) seven (7) year warrants ("Warrants") to purchase 13,636,362 shares (the “Warrant Shares”) of our common stock at an exercise price of $.24 per share. The total Note proceeds is $25 million. We also agreed to pay, out of the Loan proceeds, an Investment Fee of $1,155,000 to Laurus Capital Management, LLC, the manager of Laurus, and the sum of approximately $51,000 to Laurus as reimbursement for Laurus' structuring and due diligence fees, legal fees, and expenses incurred in connection with the transaction. Approximately $70,000 in additional fees were paid to counsel and other parties in the transaction. In addition, in September we paid $1 million into the Restricted Account. A summary of the terms of the Agreements is contained in our 8K Report filed on August 14, 2006

The Note proceeds, less the fees, are being held in an restricted account (the “Restricted Account”) and were to be released upon certain conditions to be satisfied by certain dates, among which were:

1. We raise a minimum of $16 million through the sale of our equity securities on or before a closing with best efforts to raise up to $19 million.

2. We provide Laurus with evidence that we have entered into a definitive agreement to acquire PCI (as defined in Paragraph “b” below) by a certain date, and we complete the acquisition of PCI.

We entered into a definitive agreement to acquire PCI on August 15, 2006. We were not able to raise the minimum of $16 million through the sale of our securities nor have we been able to complete the acquisition of PCI.

In accordance with the terms of the Agreements, the net Note proceeds were returned to Laurus. Laurus is not be obligated to return any fees or expenses that we paid. The Warrants have been cancelled. The balance due to Laurus on the Note was $289,776.11. On Decmber 5, 2006

On December 5, 2006, we executed a Second Amended and Restated Secured Term Note (“Second Note”) in the principal sum of $289,776.11, with a maturity date of June 7, 2007. The Second Note bears interest at prime plus 3 ½ % with monthly amortization payments of $48,296.02 per month, commencing on January 1, 2007.

b. On August 15, 2006, we entered into an exclusive agreement (the “PCI Agreement”) to acquire of all of the shares of Pollution Control Industries, Inc., a Delaware corporation (“PCI DE”) (such shares being referred to herein as the “Stock”); and all of the membership interests of Thunderbird LLC, an Illinois limited liability company (“Thunderbird”) (The PCI Agreement and the intended acquisition of PCI is sometimes referred to below as the “Transaction”.) PCI DE is an Indiana-based provider of hazardous and non-hazardous waste management services, and Thunderbird, and its subsidiaries, operate several businesses that are affiliated with PCI DE. PCI DE and Thunderbird are hereafter referred to as “PCI.” The purchase price was $35 million, subject to certain adjustments. The acquisition was subject to regulatory approval, and standard closing conditions.

The PCI Agreement provided that we place a $500,000 as “Break-up” fee in escrow, to be paid to the sellers of PCI (the “Sellers”), in the event that we were not able to close the Transaction by September 30, 2006 because of our inability to fund the purchase price.

On September 22, 2006, we advised PCI that we would not be able to complete the Transaction by September 30, 2006. On September 22, 2006, we entered into a First Amendment to the PCI Agreement, pursuant to which we agreed to: (i) increase the purchase price to $35.875 million by agreeing to allow the $500,000 Break-up fee to be paid to the Sellers, and deposit an additional $875,000 as a further Break-up fee, to be paid to the Sellers if the Transaction did not close by October 13, 2006.

On October 12, 2006 we entered into a Second Amendment to the PCI Agreement pursuant to which we agreed allow the $875,000 Break-up fee to be paid to the Sellers, and deposit an additional $1,000,000 as a further Break-up fee to be paid to the Sellers if the Transaction did not close by November 29, 2006.

We attempted to raise the $16 million through the sale of our equity securities in a “PIPE” (Private Investment of Public Equity) transaction. We engaged several investment bankers to assist us in finding investors to participate in the PIPE transaction. We believe that due to a re-interpretation of Rule 415 by the Staff of the Securities & Exchange Commission, professional investors, i.e. Private Equity and Hedge Funds, have become reluctant to invest in the securities of companies that are traded on the OTC Bulletin Board. The re-interpretation of Rule 415, of which there has not been any official guidance, makes it difficult to determine when securities sold in a PIPE transaction can be registered under the 1933 Act. We therefore believe that this uncertainty has prevented us from raising the $16 million through the sale of our equity securities, which would have enabled us to complete the acquisition of PCI.

Notwithstanding the expiration of the exclusive period to purchase PCI, if we are successful in obtaining the requisite financing, we intend to renew our offer to complete the purchase of PCI. We estimate that we will have to raise approximately $47.5 million to provide us with sufficient funds to pay for PCI and to fund the then combined businesses. There can be no assurance that we will obtain such financing, or even if obtained, that PCI will accept a renewed offer.

In the event that we do not acquire PCI, we will have incurred expenses of $4.4 million that will be written off to expense.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Environmental Management, Inc

By: /s/ Timothy Koziol
Timothy Koziol, Chief Executive Officer

Date: December 8, 2006

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